CONTACT:

David Gillespie, President & CEO	Rob Schatz
New Generation Biofuels, Inc.	Wolfe Axelrod Weinberger Associates, LLC.
713-973-5720	212-370-4500

PRESS RELEASE: New Generation Biofuels Holdings Announces its First Biofuels Sales Contract with Dynegy Inc.

HOUSTON, June 4, 2008 /PRNewswire-FirstCall/ -- New Generation Biofuels Holdings, Inc. (AMEX: GNB) announced today it has entered into its inaugural biofuels sales contract with a subsidiary of Dynegy Inc.

The contract calls for New Generation Biofuels to supply up to 1.7 million gallons per year of biofuel for use at Dynegy’s power plant in Oakland, California.

David A. Gillespie, President and CEO of New Generation Biofuels, said: "We're excited to have Dynegy as the first power plant operator to sign a biofuels contract with our company. Furthermore we see this development as a validation of our New Generation Biofuels technology in the power generation industry.”

“This contract with New Generation Biofuels will be a continuation of our efforts in providing customers with competitively priced energy from both renewable and conventional sources,” said Randy Hickok, Managing Director of Asset Management for Dynegy Inc.

About New Generation Biofuels Holdings, Inc.

New Generation Biofuels is a renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we intend to market as a new class of biofuel for power generation, heavy equipment, marine use and as heating fuel. We believe our proprietary biofuel can provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels. Our business model calls for establishing direct sales from manufacturing plants that we may purchase or build and sublicensing our technology to qualified licensees.

Forward Looking Statements

This news release contains forward-looking statements. These forward-looking statements concern our operations, prospects, plans, economic performance and financial condition and are based largely on our current beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. The risks and uncertainties related to our business include all the risks attendant a development stage business in the volatile energy industry, including, without limitation, the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.